Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following is a summary of certain information concerning Bally’s Corporation’s (the “Company,” “Bally’s,” “we,” “us,” or “our”) securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934, as amended. The summaries and descriptions below do not purport to be complete statements of the relevant provisions the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”). The summaries are qualified in their entirety by reference to the complete text of Bally’s Certificate of Incorporation and Bylaws, which are included as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, of which this exhibit is a part, and by provisions of applicable law.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share. The outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

    Dividend Rights.   Dividends may be declared by our board of directors from time to time.

    Voting Rights.   Each share of common stock is entitled to one vote. At each stockholders meeting, all matters will be decided by a majority of the votes (except with respect to the election of directors, who are elected by a plurality of the votes) cast at such meeting by the holders of shares of capital stock present or represented by proxy and entitled to vote thereon with a quorum being present (except in cases where a greater number of votes is required by law, our Certificate of Incorporation or our Bylaws).

    Other Rights.   Our common stock has no preemptive rights or no cumulative voting rights and there are no redemption, sinking fund or conversion provisions in our Certificate of Incorporation or our Bylaws.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless: prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a business combination to include: any merger or consolidation involving the corporation and the interested stockholder; any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by the entity or person.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation and our Bylaws

In addition to regulatory requirements applicable to us and the ownership of our shares, some provisions of the DGCL and our Certificate of Incorporation and our Bylaws could have the effect of delaying, deferring or discouraging another party from acquiring control of the Company. These provisions, which are summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors.

    Requirements for Advance Notification of Stockholder Nominations and Proposals and Director Qualification Requirements.   Our Bylaws establish advance notice procedures with respect to stockholder proposals, other than proposals made by or at the direction of our board of directors. Proper notice must be timely, in proper written form, and must set forth certain details of the nomination or proposal. The Chairman of the meeting may determine that a nomination or proposal was defective and should be disregarded. In addition, our Bylaws provide that no person may serve as a member of our board of directors, or be elected or nominated for such a position, unless, at the time of such service, election or nomination, such person has been licensed by applicable regulatory authorities. Together, these provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

    Classified Board of Directors.   Our Certificate of Incorporation provides that our board of directors is divided into three classes, each of which will hold office for a three-year term.

    Calling Special Stockholder Meetings.   Our Bylaws provide that special meetings of our stockholders may be called only by the Chairman of our board of directors, by a majority of the whole board or by holders of our common stock who hold at least 20% of the outstanding common stock entitled to vote generally in the election of directors.

    Removal of Directors.   Our Bylaws state that any director or the entire board of directors may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors.

    Limitation on Financial Interest.   Our Certificate of Incorporation and Bylaws provide that we may not permit any person or entities to acquire a direct or indirect entity or economic interest in us equal to or greater than 5% of any class of equity or economic interests without the approval of the relevant gaming authorities (subject to certain specified exceptions). Any transfer of shares of our common stock that results in a person acquiring more than such 5% threshold shall not be recognized until the relevant gaming authorities have consented to such transfer. Our Certificate of Incorporation also provides that an additional license or consent from the gaming authorities is required for ownership equal to or greater than 20% of any class of equity interests of Bally’s. In addition, our Bylaws also include limitations and restrictions on ownership of common stock relating to regulatory requirements and licenses, including restrictions on transfers that would violate applicable gaming laws and repurchase rights in the event that shareholders are determined to be unsuitable to hold our common shares. Our Bylaws impose additional restrictions to ensure compliance with relevant gaming and regulatory requirements, including our ability to withhold dividend payments and redeem or purchase a holder’s common stock if a gaming authority or the board of directors determines the holder to be an “unsuitable person” as defined in certain gaming laws.

Limitation of Liability of Officers and Directors; Indemnification

Our Certificate of Incorporation states that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived any improper personal benefit. The DGCL also prohibits limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting the declaration of certain dividends, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate our rights and the rights of our stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. If the DGCL is amended to authorize, with the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then our directors will not be liable for any such breach to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of our Certificate of Incorporation by our stockholders will not adversely affect any right or protection of our directors existing at the time of such repeal or modification. We have also entered into agreements to indemnify our directors and officers, as well as our employees and agents, to the fullest extent permitted or required by Delaware law. To the extent the indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be granted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Choice of Forum

Our Bylaws state that unless the board of directors consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) an action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws (as any of the foregoing may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine, will be the Court of Chancery in the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is listed on the NYSE under the symbol “BALY.”